Exhibit 99.6

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Sonnet BioTherapeutics, Inc. (“Sonnet Sub”) and Chanticleer Holdings, Inc. (“Chanticleer”) entered into an Agreement and Plan of Merger dated October 10, 2019 (the “Merger Agreement”), by and among the Company, Sonnet Sub and Biosub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), as amended by Amendment No. 1 entered into as of February 7, 2020 (the “First Amendment”) (the Merger Agreement, as amended by the First Amendment, the “Amended Merger Agreement”) as approved on March 18, 2019, pursuant to which Merger Sub merged with and into Sonnet Sub, with Sonnet Sub surviving as a wholly-owned subsidiary of the Company (the “Merger”).

Following shareholder approval on March 18, 2018, but prior to the Merger, Sonnet Sub consummated a reverse stock split of its issued and outstanding common stock (the “Common Stock”) in a ratio of 1 for 26. All pro forma numbers and per share amounts of Common Stock have been retroactively restated to reflect the reverse split. On April 1, 2020, in connection with the Merger, the Company changed its name from Chanticleer Holdings, Inc. to Sonnet BioTherapeutics Holdings, Inc.

The following selected unaudited pro forma condensed combined financial data gives effect to (i) the Merger, (ii) the Pre-Merger Financing, (iii) proceeds from Sonnet’s Pre-Closing Private Placement Transactions, (iv) Sonnet’s acquisition of Relief, and (v) the Disposition (collectively, the “Pro Forma Events”).

The merger is accounted for as a reverse recapitalization under U.S. GAAP because Chanticleer had nominal operatioThe merger is accounted for as a reverse recapitalization under U.S. GAAP because Chanticleer had nominal operations and assets at the time of the Merger. Sonnet was determined to be the accounting acquirer based upon the terms of the merger and other factors including: (i) Sonnet Stockholders own approximately 92% of the Fully Diluted Common Stock (ii) Sonnet Sub hold all of the board seats of the combined company and (iii) Sonnet Sub’s management will hold all key positions in the management of the combined company.

The Chanticleer and Sonnet unaudited pro forma condensed combined balance sheet data assume that the Pro Forma Events took place on December 31, 2019 and combines the Chanticleer and Sonnet historical balance sheets at December 31, 2019. The Chanticleer and Sonnet unaudited pro forma condensed combined statements of operations data assume that the Pro Forma Events took place as of January 1, 2019, and combines the historical results of Chanticleer for the year ended December 31, 2019, of Sonnet for the year ended September 30, 2019 . The historical financial statements of Sonnet are provided in Exhibits 99.2 and 99.3. The historical financial statements of Relief are provided in Exhibits 99.4. These financial statements have been adjusted to give pro forma effect to events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

Chanticleer and Sonnet have different fiscal year ends. As Chanticleer’s fiscal year ended December 31 is within 93 days of Sonnet’s fiscal year ended September 30, pro forma condensed combined statement of operations for the year ended December 31, 2019 includes Sonnet’s operating results for its respective fiscal year ended September 30, 2019 as permitted by Rule 11-02 of Regulation S-X. Immediately following the completion of the Merger, the continuing reporting entity will have a fiscal year ended September 30.

The unaudited pro forma condensed combined financial statements are based on the assumptions and adjustments that are described in the accompanying notes. The unaudited pro forma condensed combined financial statements and pro forma adjustments have been prepared based on preliminary estimates of fair value of assets acquired and liabilities assumed as of the date of completion of the transaction. Differences between these preliminary estimates and the final fair value of assets and liabilities acquired may occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined organization’s future results of operations and financial position.

The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the acquisition. The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Chanticleer and Sonnet been a combined organization during the specified period. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the separate Sonnet, Relief and Chanticleer historical financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2019

(In thousands)

	Sonnet BioTherapeutics, Inc.	Relief Therapeutics SA	Pro Forma Adjustments	Notes	Pro Forma Sonnet BioTherapeutics, Inc.	Chanticleer Holdings, Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$889	$9	$1,355	A	$2,253	$501	$8,499	E	$11,253
Accounts receivable	—	—	—		—	132	(132)	F	—
Related party receivable	—	1,027	—		1,027	—	—		1,027
Inventories	—	—	—		—	287	(287)	F	—
Prepaid expenses and other current assets	20	27	—		47	250	(250)	F	47
Assets held for sale, net	—	—	—		—	—	—		—
Total current assets	909	1,063	1,355		3,327	1,170	7,830		12,327
Property and equipment	$48	$—	$—		$48	$5,630	$(5,630)	F	$48
Operating lease assets	—	—	—		—	11,668	(11,668)	F	—
Goodwill	—	—	—		—	8,568	(8,568)	F	—
Intangible assets, net	—	—	—		—	3,657	(3,657)	F	—
Investments	—	—	—		—	381	(381)	F	—
Deposits and other assets	—	—	—		—	309	(309)	F	—
Assets of discontinued operations	—	—	—		—	149	(149)	F	—
Total assets	$957	$1,063	$1,355		$3,375	$31,532	$(22,532)		$12,375
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Current portion of long-term debt and notes payable	$—	$—	$—		$—	$6,631	$(6,631)	G	$—
Related-party notes	1	—	—		1	—	—		1
Accounts payable	3,207	56	(56)	D	3,207	4,219	(4,219)	F	3,207
Other accrued expenses	148	142	—		290	3,945	(2,903)	H	1,332
Operating lease liabilities - current	—	—	—		—	3,299	(3,299)	F	—
Related party payable	—	14	—		14	—	—		14
Total current liabilities	3,356	212	(56)		3,512	18,094	(17,052)		4,554
Redeemable preferred stock	—	—	—		—	710	(710)	I	—
Long-term operating lease liabilities	—	—	—		—	14,382	(14,382)	F	—
Deferred revenue	—	—	—		—	959	(959)	F	—
Deferred tax liabilities	—	—	—		—	102	(102)	F	—
Defined benefit obligation	—	138	(138)	C	—	—	—		—
Liabilities of discontinued operations	—	—	—	A	—	436	(436)	F	—
Total liabilities	3,356	350	(194)		3,512	34,683	(33,641)		4,554
Stockholders’ equity (deficit):
Common stock	12,510	212	16,980	A,B	29,702	1	(29,702)	J	1
Additional paid-in capital	—	607	(607)	B	—	71,506	(28,805)	J	42,701
Accumulated other comprehensive income (loss)	—	—	—		—	(46)	46	J	—
Accumulated deficit	(14,909)	(106)	(14,824)	B	(29,839)	(75,068)	70,026	J	(34,881)
Total stockholders’ equity (deficit)	(2,399)	713	1,549		(137)	(3,607)	11,565		7,821
Equity attributable to non-controlling interests	—	—	—		—	456	(456)	J	—
Total liabilities and stockholders’ equity	$957	$1,063	$1,355		$3,375	$31,532	$(22,532)		$12,375

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2019

(In thousands, except share and per share data)

	Sonnet BioTherapeutics, Inc. Year ended September 30, 2019	Relief Therapeutics SA	Pro Forma Adjustments	Notes	Pro Forma Sonnet BioTherapeutics, Inc.	Chanticleer Holdings, Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenues	$—	$—	$—		$—	$30,143	$(30,143)	F	$—
Costs and expenses:
Cost of revenues	—	—	—		—	29,263	(29,263)	F	—
Research and development	2,199	39	—		2,238	—	—		2,238
Selling, general and administrative	2,509	196	(107)	K	2,598	5,966	(5,966)	M	2,598
Asset impairment charge	—	—	—		—	9,150	(9,150)	F	—
Depreciation and amortization	—	1	(1)	L	—	1,842	(1,842)	F	—
Total costs and expenses	4,708	236	(108)		4,836	46,221	(46,221)		4,836
Loss from operations	(4,708)	(236)	108		(4,836)	(16,078)	16,078		(4,836)
Interest expense	(163)	—	—		(163)	(674)	674	F	(163)
Other income (expense)	—	1,507	—		1,507	(617)	617	F	1,507
Total other income (expenses)	(163)	1,507	—		1,344	(1,291)	1,291		1,344
Loss before income taxes	(4,871)	1,271	108		(3,492)	(17,369)	17,369		(3,492)
Income tax benefit (expense)	—	(10)	—		(10)	(74)	74	F	(10)
Net loss	$(4,871)	$1,261	$108		$(3,502)	$(17,443)	$17,443		$(3,502)
Net loss attributable to noncontrolling interests	—	—	—		—	402	(402)	F	—
Net loss attributable to the company	$(4,871)	$1,261	$108		$(3,502)	$(17,041)	$17,041		$(3,502)
Dividends on redeemable preferred stock	—	—	—		—	(112)	112	F	—
Net loss attributable to common stockholders	$(4,871)	$1,261	$108		$(3,502)	$(17,153)	$17,153		$(3,502)

Net loss per share, basic and diluted	$(2.43)				$(1.55)	$(63.90)			$(0.39)
Weighted average common shares outstanding, basic and diluted	2,002,125			N	2,275,661	268,417		O	9,001,825

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

(1)	Description of Transactions

Merger

Sonnet BioTherapeutics, Inc. (“Sonnet Sub”) and Chanticleer Holdings, Inc. (“Chanticleer”) entered into an Agreement and Plan of Merger dated October 10, 2019 (the “Merger Agreement”), by and among the Company, Sonnet Sub and Biosub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), as amended by Amendment No. 1 thereto made and entered into as of February 7, 2020 (the “First Amendment”) (the Merger Agreement, as amended by the First Amendment, the “Amended Merger Agreement”) as approved on March 18, 2019, pursuant to which Merger Sub merged with and into Sonnet Sub, with Sonnet Sub surviving as a wholly-owned subsidiary of the Company (the “Merger”).

In connection with, and immediately prior to the completion of, the Merger, the Company effected a reverse stock split of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a ratio of 1-for-26 (the “Reverse Stock Split”). Immediately after completion of the Merger, the Company changed its name to “Sonnet BioTherapeutics Holdings, Inc.,” focused on advancing Sonnet Sub’s pipeline of oncology candidates and the strategic expansion of Sonnet Sub’s technology platform into other human diseases. Additionally, as part of the transaction, on April 1, 2020, the Company spun-off its restaurant operations into a newly-created wholly-owned subsidiary, Amergent Hospitality Group, Inc. (the “Spin-Off Entity” or “Amergent”), the equity of which was distributed out to the stockholders of the Company as of the close of business on March 26, 2020.

Under the terms of the Amended Merger Agreement, the Company issued shares of Common Stock to Sonnet Sub’s stockholders at an exchange ratio (the “Exchange Ratio”) of approximately 0.106572 shares of Common Stock, after taking into account the Reverse Stock Split (2.770872 prior to the reverse split), for each share of Sonnet Sub’s common stock outstanding immediately prior to the Merger. The Company also assumed all outstanding and unexercised warrants to purchase shares of Sonnet Sub’s common stock, and in connection with the Merger they were converted into warrants (the “Converted Warrants”) to purchase Common Stock, with the number of shares subject to such warrants, and the exercise price, being appropriately adjusted to reflect the Exchange Ratio. As a result, immediately following the Merger, there were outstanding Converted Warrants to purchase an aggregate of approximately 106,000 shares of Common Stock, all with terms of three years from their respective dates of issuance, between October 2019 and February 2020, and with an exercise price of $29.32 per share.

Immediately following the Merger, former stockholders and warrant holders of Sonnet Sub own, or hold rights to acquire, in aggregate, approximately 92% of the Fully Diluted Common Stock and the Company’s stockholders and warrant holders immediately prior to the Merger own or hold the right to own approximately 6% of the Fully-Diluted Common Stock and the Spin-Off Entity holds a warrant to purchase 2% of the the number of shares of issued and outstanding Common Stock. The Spin-Off Entity warrant holders cannot exercise the warrant until 180 days after the closing date.

Pre-Merger Financing

On February 7, 2020, Sonnet and Chanticleer entered into a securities purchase agreement (the “Securities Purchase Agreement”), with certain accredited investors (the “Investors”) pursuant to which, among other things, Sonnet Sub agreed to issue to the Investors shares of Sonnet Common Stock immediately prior to the merger and Chanticleer agreed to issue to the Investors warrants to purchase shares of Chanticleer Common Stock on the tenth trading day following the consummation of the merger in a private placement transaction for an aggregate purchase price of approximately $19 million which is comprised of a $4 million credit to Chardan Capital Markets, LLC (“Chardan”), in lieu of certain transaction fees otherwise owed to Chardan by Sonnet Sub, and $15 million in cash from the other Investors.

GEM

Sonnet Sub entered into a Common Stock Purchase Agreement with GEM Global Yield Fund LLC SCS (“GEM”) on August 6, 2019 (the “Purchase Agreement”). The Purchase Agreement was amended on September 25, 2019 by an Amendment to Common Stock Purchase Agreement (the “2019 GEM Amendment”), and subsequently amended again on February 7, 2020 (the “2020 GEM Amendment” and, together with the Purchase Agreement and the 2019 GEM Amendment, the “GEM Agreement”). Pursuant to the GEM Agreement, GEM has agreed to purchase up to $20,000,000 (the “Aggregate Limit”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) over a three-year period commencing on the date the Purchase Agreement was executed (the “Investment Period”); provided that during any period when the Company’s public float is less than $75,000,000, the Aggregate Limit will instead be equal to one-third of the amount of the Company’s public float over any consecutive 12-month period. Under the GEM Agreement, during the Investment Period, the Company may, by delivering a Draw Down Notice (as defined in the GEM Agreement) direct GEM to purchase shares of Common Stock in an amount up to 400% of the average daily trading volume for the ten (10) trading days immediately preceding the date the Draw Down Notice is delivered. GEM is not obligated to purchase any shares Common Stock which would result in GEM beneficially owning, directly or indirectly, at the time of the proposed issuance, more than 4.99% of the shares of Common Stock issued and outstanding. GEM will pay a purchase price per share equal to 90% of the average market closing price of the Common Stock during the ten consecutive trading days commencing with the first trading day on which a Draw Down Notice is delivered (the “Draw Down Pricing Period”).

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

GEM represented to the Company, among other things, that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act), and the Company will rely upon an exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder when issuing shares of Common Stock under the GEM Agreement. The Company has agreed to file a Registration Statement with the Securities and Exchange Commission (the “SEC”) to register the shares of Common Stock to be issued to GEM pursuant to the GEM Agreement. The GEM Agreement contains customary representations, warranties, agreements and conditions to completing future sale transactions, indemnification rights and obligations of the parties. The Company has the right to terminate the GEM Agreement at any time, at no cost or penalty. Unless the Company informs GEM of an event resulting in a Materially Adverse Effect or Material Change in Ownership (all defined in the GEM Agreement) GEM does not have the right to terminate the GEM Agreement.

Acquisition of Relief

In connection with and prior to the Merger, on April 1, 2020, Sonnet Sub completed its acquisition of the global development rights for Atexakin Alfa from Relief Therapeutics Holding SA (“Relief Holding”) through its acquisition of Relief Holding’s wholly-owned subsidiary, Relief Therapeutics SA (“Relief”), in exchange for the issuance to Relief Holding of shares of Sonnet Sub common stock that converted into an aggregate of 757,935 shares of Common Stock in the Merger.

The Share Exchange Agreement with Relief is accounted for as an asset acquisition as substantially all of the fair value of the gross assets acquired is concentrated Relief’s atexakin alfa asset. The closing occured immediately prior to the Merger.

Chanticleer Spin-Off

In connection with and prior to the Merger, on March 30, 2020, the Company contributed and transferred (the “Contribution”) to Amergent all of the assets and liabilities relating to the Company’s restaurant business conducted prior to the Merger. Previously, on March 16, 2020, the Company’s Board of Directors (the “Board”) declared a dividend with respect to the shares of Common Stock outstanding at the close of business on March 26, 2020 of one share of the Amergent common stock for each outstanding share of Common Stock. Such dividend, which together with the Contribution is referred to as the “Spin-Off,” was paid on April 1, 2020.

(2)	Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the SEC. The unaudited pro forma condensed combined balance sheet as of December 31, 2019 is presented as if the Pro Forma Events had been completed on December 31, 2019. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 assumes that the Pro Forma Events occurred on January 1, 2019 and combines the historical results of Sonnet Sub, Relief and Chanticleer.

Chanticleer and Sonnet Sub have different fiscal year ends. As Chanticleer’s fiscal year ended December 31 is within 93 days of Sonnet Sub’s fiscal year ended September 30, Chanticleer’s pro forma condensed combined statement of operations for the year ended December 31, 2019 includes Sonnet Sub’s operating results for its respective fiscal year ended September 30, 2019 as permitted by Rule 11-02 of Regulation S-X.

Additionally, the unaudited pro forma condensed combined statements of operations data reflect the acquisition by Sonnet Sub of Relief concurrent with the merger by giving pro forma effect to the consummation of the acquisition as if it occurred on January 1, 2019. The historical financial information of Relief was prepared in accordance with IFRS and presented in Swiss francs. The historical financial information was translated from Swiss francs to U.S. dollars using an average exchange rate of 1.00 CHF to $1.01 for the year ended December 31, 2019 and the spot exchange rate of 1.00 CHF to $1.02 as of December 31, 2019. There were no adjustments to convert Reliefs financial information from IFRS to U.S. GAAP.

For accounting purposes, Sonnet Sub is considered to be the acquiring company and the merger will be accounted for as a reverse recapitalization of Chanticleer by Sonnet because on the merger date, Chanticleer will have nominal assets and operations as a result of the Disposition.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Under reverse recapitalization accounting, the assets and liabilities, if any, of Chanticleer will be recorded, as of the completion of the merger, at their book value because of the short-term nature of the instruments. No goodwill or intangible assets will be recognized and any excess consideration transferred over the value of the net assets, if any, of Chanticleer following determination of the actual purchase consideration for Chanticleer will be reflected as a reduction to equity. Consequently, the combined financial statements of Sonnet reflect the operations of Sonnet, the acquirer for accounting purposes, together with a deemed issuance of shares, equivalent to the shares held by the former stockholders of Chanticleer, the legal acquirer, and a recapitalization of the equity of the accounting acquirer. The historical financial statements of Sonnet Sub are provided in Exhibits 99.2 and 99.3. The historical financial statements of Relief are provided in Exhibits 99.4. These financial statements have been adjusted to give pro forma effect to events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

To the extent there are significant changes to the business following completion of the merger, the assumptions and estimates set forth in the unaudited pro forma condensed combined financial statements could change significantly. Accordingly, the pro forma adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following the completion of the merger. There can be no assurances that these additional analyses will not result in material changes to the estimates of fair value.

(3)	Pro Forma Adjustments

A.	Reflects $1.4 million in proceeds from Pre-Closing Private Placement Transactions.

B.	Reflects accounting for the acquisition of Relief as an asset acquisition and expensing the fair value allocated to the Atexakin program as in-process research and development since Sonnet Sub determined the asset has no alternative future use without further development and regulatory approval.

C.	Reflects elimination of Swiss pension not assumed from the Relief acquisition.

D.	Reflects the settlement of IP maintenance fees in connection with the acquisition of Relief.

E.	Reflects (i) elimination of Chanticleer cash as a result of the Disposition, (ii) $15.0 million in proceeds from the Pre-Merger Financing, and (iii) payment of Payoff Amount upon consummation of the Merger.

(amounts in thousands)	December 31, 2019
Elimination of Chanticleer cash as a result of the Disposition	$(501)
Pre-Merger Financing	15,000
Payment of Payoff Amount	(6,000)
Pro forma adjustment	$8,499

F.	To eliminate the operating accounts of Chanticleer as a result of the Disposition.
G.	Reflects settlement of long term debt and notes payable as required in the Merger Agreement.
H.	Reflects elimination of Chanticleer other accrued expenses as result of the Disposition and accrual of transaction costs in connection with the Merger.

(amounts in thousands)	December 31, 2019
Elimination of Chanticleer other accrued expenses a result of the Disposition	$(3,945)
Transaction costs	1,042
Pro forma adjustment	$(2,903)

I.	Reflects settlement of redeemable preferred stock as required in the Merger Agreement.

J.	To record (i) elimination of Chanticleer’s historical equity, (ii) sale of Sonnet Sub common stock, in connection with the Pre-Merger Financing, (iii) issuance of common stock and warrants including the conversion of Series 2 Preferred Stock issued pursuant to the Bridge Financing to Chanticleer and disbursement of Payoff Amount in connection with the reverse recapitalization, (iv) transaction costs associated with the Merger, (v) issuance of common stock to financial adviser upon consummation of the Merger and (vi) Exchange Ratio adjustment to Sonnet’s common stock outstanding.

(amounts in	Common Stock		Additional Paid-In	Accumulated other Comprehensive	Accumulated	Total Stockholders’	Non-controlling
thousands)	Shares	Amount	Capital	Income	Deficit	Equity	Interest
Elimination of Chanticleer’s historical carrying value	—	$(1)	$(71,506)	$46	$75,068	$3,607	$(456)
Sale of common stock in connection with Pre-Merger Financing	611,978	—	15,000	—	—	15,000	—
Issuance of common stock and warrants to Chanticleer including the conversion of Series 2 Preferred Stock issued pursuant to the Bridge Financing and disbursement of Payoff Amount in connection with the reverse recapitalization	549,721	—	(6,000)	—	—	(6,000)	—
To record transaction costs	—	—	—	—	(1,042)	(1,042)	—
Issuance of common stock to financial adviser upon consummation of Merger	163,194	—	4,000	—	(4,000)	—	—
Exchange ratio adjustment to Sonnet Sub’s common stock outstanding	5,804,984	(29,701)	29,701	—	—	—	—
Pro forma adjustment	7,129,877	$(29,702)	$(28,805)	$46	$70,026	$11,565	$(456)

K.	Reflects elimination of Relief transaction costs recorded in historical period that will not have a continuing impact on the pro forma statement of operations.
L.	Reflects elimination of the historical Relief depreciation expense in the historical period that will not have a continuing impact on the pro forma statement of operations.
M.	Reflects elimination of Chanticleer selling, general and administrative expenses as a result of the Disposition and Sonnet transaction costs recorded in historical period that will not have a continuing impact on the pro forma statement of operations.

(amounts in thousands)	Year Ended December 31, 2019
Elimination of Chanticleer selling, general and administrative expenses as a result of the Disposition	$(5,873)
Sonnet Sub transaction costs	(93)
Pro forma adjustment	$(5,966)

N.	The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma net loss for the year ended December 31, 2019. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to reflect the estimated total number of shares of common stock of the combined company that would be outstanding as of the acquisition of Relief. The following table sets forth the calculation of the pro forma weighted average number of common shares outstanding – basic and dilute

Year Ended December 31, 2019
Historical Sonnet weighted average shares outstanding	1,931,396
Shares issued to Relief shareholders upon consummation of acquisition	273,536
Pro forma weighted average shares outstanding	2,204,932

O.	The pro forma combined basic and diluted net loss per share have been adjusted to reflect the pro forma net loss the year ended December 31, 2019. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to reflect the estimated total number of shares of common stock of the combined company that would be outstanding as of the closing of the merger. The following table sets forth the calculation of the pro forma weighted average number of common shares outstanding – basic and diluted.

Year Ended December 31, 2019
Effect of applying the 2.77088 exchange ratio to historical reverse-split affected Sonnet Sub weighted average shares outstanding	5,351,662
Shares issued to Relief shareholders upon consummation of acquisition	757,935
Shares issued in connection with Pre-Merger Financing	1,695,717
Shares issued in connection with Pre-Closing Private Placement Transactions	194,600
Shares issued to Chanticleer shareholders upon consummation of Merger	549,720
Shares issued to financial adviser upon consummation of Merger	452,191
Pro forma weighted average shares outstanding	9,001,825